EXHIBIT 99.1

For Immediate Release
November 10, 2009

 PENINSULA GAMING REPORTS RESULTS FOR THE THIRD QUARTER AND NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2009

Dubuque, IA – November 10, 2009 – Peninsula Gaming, LLC (the "Company") today announced financial results for the third quarter and nine months ended September 30, 2009.  The Company is the parent of (i) The Old Evangeline Downs, L.L.C. ("EVD"), which owns and operates the Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and four off-track betting parlors in Louisiana, (ii) Diamond Jo Worth, LLC ("DJW"), which owns and operates the Diamond Jo Casino in Worth County, Iowa, and (iii) Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa.

($ in thousands)
	Three months ended September 30			Nine months ended September 30
	2009	2008	% change	2009	2008	% change
Total net revenues	$71,255	$65,359	9.0%	$216,669	$197,309	9.8%
Consolidated Adjusted EBITDA (1)	$22,092	$20,508	7.7%	$67,458	$62,554	7.8%
Income from operations	$15,241	$14,982	1.7%	$45,244	$49,432	-8.5%
Net income (loss)	$(20,173)	$6,181	NM	$(11,347)	$21,647	NM

“Overall we are pleased with our results for the quarter, especially in light of the difficult economic environment and weak consumer market,” said Brent Stevens, Chief Executive Officer of Peninsula Gaming.  “Our Diamond Jo Dubuque property is benefiting from the new land-based facility, and we are encouraged that we have been able to maintain strong margins through the move to this larger property. Diamond Jo Worth continues to perform with strong margins and we were actually able to increase our EBITDA margin190 basis points on slightly lower revenue.  Evangeline Downs also performed up to our expectations as southern Louisiana was not as negatively impacted as the rest of the country by the weak economy.”

($ in thousands)
	Net Revenues			New Revenues
	Three months ended September 30			Nine months ended September 30
	2009	2008	% change	2009	2008	% change
Diamond Jo Dubuque	$18,288	$10,968	66.7%	$55,953	$31,059	80.2%
Diamond Jo Worth	$22,301	$22,800	-2.2%	$64,011	$65,018	-1.5%
Evangeline Downs	$30,666	$31,591	-2.9%	$96,705	$101,232	-4.5%
Total	$71,255	$65,359	9.0%	$216,669	$197,309	9.8%

($ in thousands)
	Property Adjusted EBITDA (1)				Property Adjusted EBITDA (1)
	Three months ended September 30				Nine months ended September 30
	2009	2008	% change		2009	2008	% change
Diamond Jo Dubuque	$6,440	$3,981	61.8%		$18,799	$10,284	82.8%
Margin	35.2%	36.3%	-110	bp	33.6%	33.1%	+50	bp
Diamond Jo Worth	$9,289	$9,074	2.4%		25,850	25,638	0.8%
Margin	41.7%	39.8%	+190	bp	40.4%	39.4%	+100	bp
Evangeline Downs	$7,706	$8,533	-9.7%		27,294	30,055	-9.2%
Margin	25.1%	27.0%	-190	bp	28.2%	29.7%	-150	bp

Mr. Stevens continued, “During the quarter we successfully issued $545 million in two notes offerings that allowed us to extend our debt maturities under our new notes to 2015 and 2017 at favorable market rates.  This strengthened our balance sheet and allowed us to close on the purchase of the Amelia Belle casino for $104 million in October. This property will broaden our presence in the Louisiana market allowing us to leverage marketing and overhead costs.  We have already started work on upgrading the casino and expect to see improved results starting in 2010.  Despite the strong consolidated results in the September quarter, we would caution investors that the Louisiana and Iowa markets are not immune to the overall economic trends.  We continue to manage our properties as efficiently as possible and are diligent of cost controls, especially in these difficult times.”

Third Quarter 2009 Results

Net revenues for the third quarter of 2009 were $71.3 million, Consolidated Property Adjusted EBITDA was $23.4 million and Consolidated Adjusted EBITDA was $22.1 million. For the third quarter of 2008, consolidated revenues were $65.4 million, Consolidated Property Adjusted EBITDA was $21.6 million and Consolidated Adjusted EBITDA was $20.5 million.

For the third quarter 2009, on a generally accepted accounting principles ("GAAP") basis, the Company reported a net loss of $20.2 million.  The Company took a $22.5 million charge during third quarter 2009 due to the early retirement of debt.  GAAP net income for the third quarter 2008 was $6.2 million.

Nine Months 2009 Results

For the nine months ended September 30, 2009, consolidated net revenues were $216.7 million, Consolidated Property Adjusted EBITDA was $71.9 million and Consolidated Adjusted EBITDA was $67.5 million. For the nine months ended September 30, 2008, consolidated net revenues were $197.3 million, Consolidated Property Adjusted EBITDA was $66.0 million and Consolidated Adjusted EBITDA was $62.6 million.

On a GAAP basis, for the first nine months of 2009, the Company reported a net loss of $11.3 million.  The Company took a $22.5 million charge during the first nine months of 2009 due to the early retirement of debt.  GAAP net income for the first nine months of 2008 was $21.6 million.

Property Highlights

Evangeline Downs Racetrack and Casino

For the third quarter of 2009, EVD's net revenues were $30.7 million, a decrease of $0.9 million from $31.6 million in the third quarter of 2008. Net revenues for the quarter include casino revenues of $25.0 million, racing and off-track betting revenues of $4.9 million, video poker revenues of $1.2 million, and food and beverage and other revenues of $2.9 million, less promotional allowances of $3.3 million. Adjusted EBITDA at EVD during the third quarter of 2009 was $7.7 million, a decline of $0.8 million from $8.5 million in the third quarter of 2008.

For the first nine months of 2009, EVD's net revenues were $96.7 million, a decrease of $4.5 million from $101.2 million for the same period in 2008. Adjusted EBITDA at EVD decreased $2.8 million to $27.3 million for the first nine months of 2009 from $30.1 million for the same period in 2008.

Diamond Jo Worth

Net revenues at DJW during the third quarter of 2009 were $22.3 million, a decrease of $0.5 million from $22.8 million in the third quarter of 2008 due primarily to a reduction in convenience store revenues resulting from lower fuel prices from the prior-year period.  Net revenues include casino revenues of $20.7 million, food and beverage revenues of $1.1 million, other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $2.1 million, less promotional allowances of $1.6 million.  Adjusted EBITDA at DJW increased $0.2 million to $9.3 million from $9.1 million in the third quarter of 2008.

For the first nine months of 2009, DJW's net revenues were $64.0 million, a decrease of $1.0 million from $65.0 million for the same period in 2008.  Adjusted EBITDA at DJW increased to $25.9 million for the first nine months of 2009 from $25.6 million for the same period in 2008.

Diamond Jo Dubuque

Net revenues at DJL for the third quarter of 2009 increased to $18.3 million from $11.0 million in the third quarter of 2008 primarily due to the opening of its new land-based casino. Net revenues for the third quarter of 2009 include casino revenues of $18.2 million and food and beverage and other revenues of $2.4 million, less promotional allowances of $2.3 million.  Adjusted EBITDA at DJL for the third quarter of 2009 increased to $6.4 million from $4.0 million for the third quarter of 2008.

For the first nine months of 2009, DJL's net revenues were $56.0 million compared to $31.1 million for the same period in 2008.  Adjusted EBITDA at DJL increased $8.5 million to $18.8 million for the first nine months of 2009 from $10.3 million for the same period in 2008.

General Corporate

General corporate cash expenses were $1.3 million for the third quarter of 2009 compared to $1.1 million during the same period in 2008. For the first nine months of 2009, general corporate cash expenses were $4.5 million compared to $3.4 million during the same period in 2008.

Liquidity and Capital Resources

The Company ended the quarter with $128.7 million in cash and cash equivalents on hand, and $5.3 million in restricted cash. Total debt outstanding was $541.2 million. Including outstanding letters of credit, the Company had $63.6 million available under its $65.0 million revolving credit facility at September 30, 2009.

During the third quarter of 2009, the Company had cash outflows of $3.2 million related to capital expenditures. Of this amount, $0.7 million and $0.6 million related to the casino floor remodel project and the development of the event center at EVD, respectively.  The Company had maintenance capital expenditures at its three properties of approximately $1.7 million.

On August 6, 2009, the Company and Peninsula Gaming Corp., as co-issuers, issued $240.0 million in aggregate principal amount of 8 3/8% Senior Secured Notes due 2015 and $305.0 million in aggregate principal amount of 10 ¾% Senior Unsecured Notes due 2017.  The Senior Secured Notes and Senior Unsecured Notes were issued at a discount of $5.5 million and $7.9 million, respectively.  Interest on both the Senior Secured Notes and Senior Unsecured Notes is due each August 15 and February 15, commencing February 15, 2010.

Subsequent Event – Amelia Belle Casino Acquisition

On October 22, 2009, the Company completed the acquisition of the Amelia Belle Casino located in Amelia, Louisiana from Columbia Properties New Orleans, L.L.C.   The transaction was consummated for $104.0 million, plus $2.2 million in working capital, funded with cash on hand.  The Amelia Belle Casino has over 800 slot machines and a wide variety of table games and is located just 90 miles from Evangeline Downs Racetrack and Casino.

On October 29, 2009, the Company entered into an amended and restated loan and security agreement with Wells Fargo Foothill, Inc. as the arranger and agent.  The credit facility is a revolving credit facility which permits the Company to request advances and letters of credit up to the lesser of the maximum revolver amount of $58.5 million (less amounts outstanding under letters of credit) and a specified borrowing base.  The borrowings under the credit facility bear interest at a rate equal to the Wells Fargo prime rate plus a margin of 2.5% with a floor of 6%.

Non-GAAP Financial Measures

(1) We define EBITDA as earnings (loss) before interest (including loss on early retirement of debt), taxes, and depreciation and amortization (including impairment charges). We define Consolidated Adjusted EBITDA as EBITDA adjusted, as applicable, for non-cash equity based compensation, development expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets. We define Consolidated Property Adjusted EBITDA as the sum of Adjusted EBITDA at EVD, DJW and DJL. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are useful measures in evaluating our operating performance because (i) our investors and other interested parties use these measures as a measure of financial performance and debt service capabilities, (ii) our management uses these measures for internal planning purposes, including evaluating aspects of our operating budget, our ability to meet future debt service, and our capital expenditure and working capital requirements, and (iii) our board of managers and management use these measures for determining certain management compensation targets and thresholds. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are more useful for these purposes than EBITDA because their use facilitates measuring operating performance on a more consistent basis by removing the impact of certain items not directly resulting from the operation of our business in the ordinary course.

However, EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are not measures of financial performance under GAAP. Accordingly, the use of these measures should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA or Consolidated Property Adjusted EBITDA.

Because Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA exclude some, but not all, items that affect net income (loss), the use of these measures may vary among companies and may not be comparable to similarly titled measures of other companies.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company assumes no obligation to update such information.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
REVENUES:
Casino	$63,915	$56,551	$193,569	$171,634
Racing	4,832	5,060	13,685	14,776
Video poker	1,190	1,346	4,170	4,502
Food and beverage	5,586	4,212	17,580	12,400
Other	2,965	3,491	8,023	9,372
Less promotional allowances	(7,233)	(5,301)	(20,358)	(15,375)
Total net revenues	71,255	65,359	216,669	197,309

EXPENSES:
Casino	25,790	23,600	79,739	72,689
Racing	4,368	4,439	12,294	12,601
Video poker	950	996	3,047	3,325
Food and beverage	4,089	3,330	12,658	9,660
Other	2,233	2,424	5,691	5,927
Selling, general and administrative	8,902	9,083	33,370	24,662
Depreciation and amortization	5,872	4,867	17,845	14,797
Pre-opening expense	-	78	-	205
Development expense	496	96	704	(513)
Affiliate management fees	1,356	1,383	4,094	4,220
Loss on disposal of assets	1,958	81	1,983	304
Total expenses	56,014	50,377	171,425	147,877

INCOME FROM OPERATIONS	15,241	14,982	45,244	49,432

OTHER INCOME (EXPENSE):
Interest income	498	586	1,505	1,938
Interest expense, net of amounts capitalized	(13,437)	(9,387)	(35,621)	(29,723)
Loss on early retirement of debt	(22,475)	-	(22,475)	-
Total other expense	(35,414)	(8,801)	(56,591)	(27,785)

NET (LOSS) INCOME	$(20,173)	$6,181	$(11,347)	$21,647

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to Net (Loss) Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Diamond Jo Dubuque	$6,440	$3,981	$18,799	$10,284
Diamond Jo Worth	9,289	9,074	25,850	25,638
Evangeline Downs	7,706	8,533	27,294	30,055
Consolidated Property Adjusted EBITDA (1)	23,435	21,588	71,943	65,977
General corporate	(1,343)	(1,080)	(4,485)	(3,423)
Consolidated Adjusted EBITDA (1)	22,092	20,508	67,458	62,554
General corporate:
Non-cash equity based compensation	2,831	979	2,412	5,891
Depreciation and amortization	(26)	(12)	(82)	(35)
Affiliate management fees	(95)	(85)	(289)	(260)
Interest expense, net	(8,707)	—	(8,707)	68
AB Casino Acquisition:
Development expense	(490)	—	(563)	—
Diamond Jo Dubuque:
Depreciation and amortization	(2,245)	(750)	(6,616)	(2,310)
Pre-opening expense	—	(78)	—	(165)
Development expense	—	(89)	—	552
Loss on disposal of assets	(36)	(33)	(35)	(81)
Interest expense, net	(1,785)	(1,897)	(9,073)	(6,726)
Loss on early retirement of debt	(6,552)	—	(6,552)	—
Diamond Jo Worth:
Depreciation and amortization	(1,694)	(2,157)	(5,729)	(6,581)
Pre-opening expense	—	—	—	(32)
Affiliate management fees	(902)	(884)	(2,527)	(2,538)
Loss on disposal of assets	(40)	(16)	(124)	(64)
Interest expense, net	(868)	(2,839)	(6,806)	(8,830)
Loss on early retirement of debt	(6,222)	—	(6,222)	—
Evangeline Downs:
Depreciation and amortization	(1,907)	(1,948)	(5,418)	(5,871)
Pre-opening expense	—	—	—	(8)
Development expense	(6)	(7)	(141)	(39)
Affiliate management fees	(359)	(414)	(1,278)	(1,422)
Loss on disposal of assets	(1,882)	(32)	(1,824)	(159)
Interest expense, net	(1,579)	(4,065)	(9,530)	(12,297)
Loss on early retirement of debt	(9,701)	—	(9,701)	—
Net (loss) income	$(20,173)	$6,181	$(11,347)	$21,647

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977